Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The present name of the corporation is Genworth Financial, Inc. The corporation was incorporated under the name Sub XLVI, Inc. by the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on December 5, 2012. This amended and restated certificate of incorporation of the corporation (the “Certificate of Incorporation”), which both restates and further amends the provisions of the corporation’s certificate of incorporation, was duly adopted by the Board of Directors and the stockholders of the corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation (hereinafter referred to as the “Corporation”) is Genworth Financial, Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be incorporated under the General Corporation Law of the State of Delaware, as from time to time in effect (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

Section 1. Authorized Capital Stock.

(a) The total number of shares of stock that the Corporation shall have authority to issue is one billion six hundred million (1,600,000,000) shares, consisting of: (1) one billion five hundred million (1,500,000,000) shares of Common Stock, par value $.001 per share (the “Common Stock”); and (2) one hundred million (100,000,000) shares of Preferred Stock, par value $.001 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided.

(b) Effective upon the effectiveness of this Certificate of Incorporation under the DGCL (the “Effective Time”), the previously named “Class A Common Stock” shall be automatically renamed “Common Stock”. Each stock certificate that, immediately prior to the Effective Time, represented shares of Class A Common Stock shall, from and after the Effective Time, be deemed to represent an identical number of shares of Common Stock, until the same is surrendered to the Corporation for cancellation or exchange.

(c) The holders of the Common Stock shall be entitled to vote on all matters upon which the holders of the Common Stock are entitled to vote under law or under this Certificate of Incorporation. The holders of Common Stock shall be entitled to one (1) vote for each share of Common Stock held by such stockholder. Except as otherwise provided in this Certificate of Incorporation or as required by law, the holders of Common Stock shall vote together as a single class.

Section 2. Designation of Preferred Stock Terms. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the DGCL (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a) the designation of the series, which may be by distinguishing number, letter or title;

(b) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding) in the manner permitted by law;

(c) the rights in respect of any dividends (or method of determining the dividends), if any, payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates or the method for determining the date or dates upon which such dividends shall be payable;

(d) whether dividends, if any, shall be cumulative or noncumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall cumulate;

(e) if the shares of such series may be redeemed by the Corporation, the price or prices (or method of determining such price or prices) at which, the form of payment of such price or prices (which may be cash, property or rights, including securities of the Corporation or of another corporation or other entity) for which, the period or periods within which and the other terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events, if any, including the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise;

(f) the amount, if any, payable out of the assets of the Corporation to the holders of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(g) provisions, if any, for the conversion or exchange of the shares of such series, at any time or times, at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same class of capital stock of the Corporation or into any other security of the Corporation, or into the stock or other securities of any other corporation or other entity, and the price or prices or rate or rates of conversion or exchange and any adjustments applicable thereto, and all other terms and conditions upon which such conversion or exchange may be made;

(h) restrictions on the issuance of shares of the same series or of any other class or series of capital stock of the Corporation, if any;

(i) the voting rights and powers, if any, of the holders of shares of the series; and

(j) such other powers, privileges, preferences and rights, and qualifications, limitations and restrictions thereof, as the Board of Directors shall determine.

Section 3. Dividends.

Subject to provisions of law and the preferences of any series of Preferred Stock and of any other stock ranking prior to the Common Stock as to the payment of dividends, the holders of the Common Stock shall be entitled to receive dividends at such time and in such amounts as may be determined by the Board and declared out of any funds lawfully available therefor, and shares of Preferred Stock of any series shall not be entitled to share therein except as otherwise expressly provided in this Certificate of Incorporation (including any Preferred Stock Designation).

ARTICLE V

BYLAWS

Bylaws for the Corporation may be adopted, amended, altered or repealed consistent with law and subject to the provisions of this Certificate of Incorporation (including any Preferred Stock Designation), and, once adopted, any Bylaw may be altered and repealed: (i) by the affirmative vote of the holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereon; or (ii) by the affirmative vote of a majority of the total number of directors which the Corporation would have if there were no vacancies on the Board of Directors (the “Whole Board”); provided, however, that any adoption, amendment, alteration or repeal of the Bylaws by action of the Board of Directors shall require the affirmative vote of a greater number of the directors if so provided by the Bylaws.

ARTICLE VI

STOCKHOLDER ACTION

Section 1. Action by Consent In Lieu of a Meeting. Except as otherwise provided pursuant to provisions of this Certificate of Incorporation (including any Preferred Stock Designation) fixing the powers, privileges or rights of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

Section 2. Special Meetings. Except as required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to the payment of dividends or distributions upon liquidation, special meetings of stockholders of the Corporation of any class or series for any purpose or purposes may be called only (x) by the Board of Directors pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the Whole Board or (y) upon the written request of the holders of at least twenty-five percent (25%) of the outstanding shares of Common Stock filed with the Secretary of the Corporation.

Section 3. Stockholder Nomination of Director Candidates and Other Stockholder Proposals. Advance notice of stockholder nominations for the election of directors and of the proposal by stockholders of any other action to be taken by the stockholders shall be given in such manner as shall be provided in the Bylaws of the Corporation.

ARTICLE VII

BOARD OF DIRECTORS

Section 1. Number of Directors. The number of directors of the Corporation authorized to be elected by the holders of Common Stock of the Corporation shall be not less than one (1) nor more than fifteen (15). The exact number of directors constituting the entire Board of Directors shall be fixed, subject to the provisions of this Certificate of Incorporation, from time to time by resolution of the Board of Directors or by a nominating committee appointed by the Board of Directors.

Section 2. Annual Meetings. Elections of members of the Board of Directors shall be held annually at the annual meeting of stockholders and each member of the Board of Directors shall hold office until such director’s successor is elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.

Section 3. Written Ballot Not Required. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

Section 4. Resignation; Removal. Any director may resign at any time upon written notice or notice by electronic transmission to the attention of the Secretary of the Corporation. Any director may be removed from office with or without cause by the affirmative vote of a majority in voting power of the outstanding shares of Common Stock (and any series of Preferred Stock then entitled to vote at an election of directors), voting together as a single class.

Section 5. Vacancies. Any vacancy in the Board of Directors, including a vacancy resulting from an enlargement of the Board of Directors, shall be filled only by a vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Section 6. Preferred Stock. Subject to the provisions of this Certificate of Incorporation, during any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal and (iii) any vacancies in such directorships shall be filled in accordance with the applicable Preferred Stock Designation. Except as otherwise provided in this Certificate of Incorporation, including any Preferred Stock Designation, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Corporation shall be reduced accordingly.

ARTICLE VIII

LIMITATIONS ON LIABILITY OF AND

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1. Limited Liability. No director of this Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

Section 2. Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation, or has or had agreed to become a director of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a limited liability company, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 4 of this Article VIII, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors.

Section 3. Prepayment of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VIII or otherwise.

Section 4. Claims. If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article VIII is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 5. Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article VIII shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

Section 6. Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person is entitled to collect and is collectible as indemnification or advancement of expenses from such other corporation, limited liability company, partnership, joint venture, trust, enterprise or non-profit enterprise.

Section 7. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

Section 8. Other Indemnification and Prepayment of Expenses. This Article VIII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, as from time to time in effect, and to add thereto any other provision authorized by the law of the State of Delaware at the time in force, and, except as may otherwise be explicitly provided by any provision of this Certificate of Incorporation, all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or officers of the Corporation or any other person whomsoever by and pursuant to this Certificate of Incorporation in its present form, or as hereafter amended, are granted subject to the right reserved in this Article IX.

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IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation on June 6, 2024.

GENWORTH FINANCIAL, INC.

By:	/s/ Michael J. McCullough
Name:	Michael J. McCullough
Title:	Senior Vice President and Corporate Secretary